EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of PashminaDepot.com of our report dated July 13, 2009 on our audit of the financial statements of PashminaDepot.com as of May 31, 2009 and 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended May 31, 2009, and the periods from inception on November 13, 2007 through May 31, 2008 and 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

July 20, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501